Exhibit 99.1

EXPRESSJET REPORTS SECOND QUARTER 2008 RESULTS

            HOUSTON, August 6, 2008 - ExpressJet Holdings, Inc. (NYSE:XJT) today reported a second quarter loss of $31.7 million, or $0.62 per share.  Excluding special charges of $17.8 million, net of taxes, consisting of a $6.1 million net impairment related to the suspension of branded flying and various base closures as well as $11.7 million net for write-offs of goodwill and equity investments, ExpressJet reported a second quarter loss of $13.9 million, or $0.27 per share – a 39% improvement over first quarter 2008.  For the six months ended June 2008, ExpressJet reported a loss of $63 million or $1.23 per share.  Excluding special items, ExpressJet’s loss for the first six months of the year totaled $36.5 million or $0.71 per share.

            “This quarter reflects all of the hard work by everyone at ExpressJet in continuing to improve our overall revenue performance, but unfortunately it also reflects the ever-increasing fuel price pressure confronting this industry,” said President and CEO Jim Ream.  “Given the economic realities of this business and the savings provided to Continental to secure a long-term agreement, we are going to undertake a significant restructuring of our fleet and a corresponding cost reduction initiative in order to survive the current environment,” added Ream.

Operational Overview

            In the second quarter, ExpressJet operated a total of 215 aircraft under capacity purchase agreements with Continental Airlines and Delta Air Lines generating 2.3 billion revenue passenger miles and 190,362 block hours under these agreements.  For the six months ended June 2008, ExpressJet reported 4.3 billion revenue passenger miles and 371,544 block hours on the 215 aircraft flown under capacity purchase contracts for Continental and Delta.

            On June 5, ExpressJet announced it entered into an amended 7-year capacity purchase agreement with Continental.  The agreement became effective July 1 and covers 205 aircraft for the first year and a minimum of 190 aircraft for each remaining year.

            Under the amended agreement, Continental will directly pay all Continental Express costs incurred by ExpressJet for aircraft rent; fuel and into-plane expenses; as well as passenger and cargo revenue-related expenses and therefore, these items will not be reflected on ExpressJet’s future income statements.  For each block hour flown, ExpressJet will be reimbursed for variable expenses, including taxes; landing fees; insurance costs; international navigation fees; depreciation expense; routine aircraft paint costs; and various life limited part costs as well as regional jet engine expenses under current long-term, third-party contracts.

            ExpressJet must manage wages, maintenance and overhead to achieve profitability under this amended agreement.  ExpressJet is currently seeking approximately $36 million in wage and benefit reductions from all of its employees, including its unionized workgroups.  Effective July 15, ExpressJet instituted a 5% wage and benefit reduction for its management and clerical staff, including management and clerical staff expected head count reductions, this brings ExpressJet to 30% of its stated savings goal.  The remaining reductions need to be achieved during the third quarter 2008 and will become effective immediately.

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ExpressJet Reports 2Q 2008 Results/Page 2

            During the quarter, ExpressJet announced that it would cease flying for Delta under its fixed fee arrangement due to the high cost of fuel and Delta’s surplus of regional capacity.  ExpressJet will remove the 10 aircraft currently operating for Delta under this arrangement effective September 2 and return them to Continental.

            In the branded segment, which includes operations branded as ExpressJet Airlines and a pro-rate agreement with Delta, the company ended the second quarter with 503 million revenue passenger miles and a load factor of 71%.  ExpressJet’s revenue performance was on-target with expectations; however, due to record-breaking fuel prices, ExpressJet announced it would suspend its branded flying operations, including Delta pro-rate flying, September 2.  The 29 aircraft previously dedicated to the branded segment will be returned to Continental.  ExpressJet expects to achieve $65 million annually in volume and overhead related savings through this reduction in flying.

            As a result of this suspension, ExpressJet unwound its fuel contracts realizing a gain of $23.1 million.  This amount will be partially offset by $20 million in expected expenditures during the remainder of 2008 for severance, meeting aircraft return conditions and early termination of marketing and facility contracts related to its branded flying network.

For the second quarter, ExpressJet operated twelve aircraft within its charter division.  Despite being the seasonally weakest quarter, ExpressJet remained on pace to increase charter block hours by 150% by year-end.  To achieve this goal, ExpressJet will add eighteen additional aircraft by year-end to its charter division.

            ExpressJet plans to end 2008 with 235 operating aircraft, 205 flying as Continental Express and 30 in its Corporate Aviation division.  As a result of the fleet reduction and decreased flying on behalf of Continental, ExpressJet expects to operate approximately 30% less block hours during fourth quarter 2008 versus second quarter 2008.

Financial Overview

            ExpressJet ended second quarter 2008 with an increased cash balance totaling $191.7 million in cash, cash equivalents and short-term investments.  The cash balance includes $44.1 million in restricted cash and $51.9 million in short-term investments after an accounting adjustment to impair the value of these investments and a $37.8 million tax refund comprised of a previously disclosed 2007 refund of $33.5 million and additional 2006 federal and state refunds of $4.3 million.

            Capital expenditures totaled $4.3 million for second quarter 2008 compared to $20.6 million during the same period in 2007.  ExpressJet anticipates capital expenditures for the remainder of 2008 to be approximately $5 million.

            At the end of the quarter, ExpressJet gained shareholder approval to issue its common stock in exchange for the principal and interest due and accrued on its 4.25% convertible notes due 2023 for the August 1, 2008 put date.  Subsequent to quarter end, ExpressJet reported that $59.7 million in aggregate principal of its outstanding 4.25% convertible notes due 2023 were validly tendered for purchase.  As a result, the company issued 163,824,975 shares of common stock in payment of the repurchase price for the principal amount of the notes validly tendered and to settle accrued and unpaid interest due August 1, 2008.  Therefore, as of August 1, the company’s outstanding shares totaled 216,935,501 shares.

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ExpressJet Reports 2Q 2008 Results/Page 3

           ExpressJet previously announced a supplemental indenture that became effective on August 2, 2008 for the convertible notes that remained outstanding on that date.  The supplemental indenture provided benefits, including:  security based on a pro-rata amount of collateral, including spare parts and spare engines; an increased coupon of 11.25% over the remaining note term; and an additional put right in three years on August 1, 2011.  Based on the principal amount of notes remaining outstanding on August 2, the company has the ability under the security agreement relating to the supplemental indenture to reduce the pledged collateral for the notes down to approximately $51 million in spare parts and approximately $45 million in spare engines.  Noteholders of record for the remaining outstanding notes on August 2, 2008, automatically began receiving the benefits of the supplemental indenture related to the 11.25% Convertible Notes due 2023.  ExpressJet currently has $68.5 million aggregate principal of its 11.25% Convertible Notes due 2023 remaining outstanding.

            The company will report its second quarter financial results and provide a further strategic update on Wednesday, August 6, 2008, at 10:00 a.m. EDT (9:00 a.m. CDT).

           A live webcast of the call will be available at www.expressjet.com.  To access the conference call by phone, dial (866) 638-3022 approximately 10 minutes prior to the scheduled start time and ask to join the ExpressJet call.  International callers should dial (630) 691-2765.

CORPORATE BACKGROUND

            ExpressJet Holdings operates several divisions designed to leverage the management experience, efficiencies and economies of scale present in its subsidiaries, including ExpressJet Airlines, Inc. and ExpressJet Services, LLC.  ExpressJet Airlines serves 162 destinations in North America and the Caribbean with approximately 1,400 departures per day.  Operations include capacity purchase and pro-rate agreements for mainline carriers; providing clients customized 50-seat charter options; training services through its world-class facility in Houston, Texas; and ExpressJet branded flying, providing non-stop service to markets concentrated in the West, Midwest and Southeast regions of the United States.  ExpressJet Services is the North American partner to three major European original equipment manufacturers and provides composite, sheet metal, interior and thrust reverser repairs throughout five facilities in the United States.  For more information, visit www.expressjet.com.

            Some of the statements in this document are forward-looking statements that involve a number of risks and uncertainties.  Many factors could affect actual results, and variances from current expectations regarding these factors could cause actual results to differ materially from those expressed in the forward-looking statements.  Some of the known risks that could significantly impact revenues, operating results and capacity include, but are not limited to: the company’s continued dependence on Continental for the majority of its revenue; Continental’s ability to terminate the capacity purchase agreement with the company; potential loss of access to aircraft, facilities and regulatory authorizations, as well as any airport-related services that Continental currently provides to the company; the company’s new operations are less profitable than historical results; competitive responses to the company’s branded entry into new markets; certain tax matters; reliance on technology and third-party service providers; flight disruptions as a result of operational matters; regulatory developments and costs, including the costs and other effects of enhanced security measures and other possible regulatory requirements; competition and industry conditions.  Additional information concerning risk factors that could affect the company’s actual results are described in its filings with the Securities and Exchange Commission, including its 2007 annual report on Form 10-K.  The events described in the forward-looking statements might not occur, or might occur to a materially different extent than described herein.  The company undertakes no duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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ExpressJet Reports 2Q 2008 Results/Page 4

EXPRESSJET HOLDINGS, INC. AND SUBSIDIARIES
FINANCIAL SUMMARY
(In thousands, except per share data)
	Three Months Ended June 30,

	2008	2007	Increase/ (Decrease)

Operating Revenue
Passenger	$435,867	$387,484	12.5%
Ground handling and other	11,309	8,160	38.6%

	447,176	395,644	13.0%

Operating Expenses:
Wages, salaries and related costs	108,828	106,836	1.9%
Aircraft fuel and related taxes	95,962	73,638	30.3%
Aircraft rentals	86,758	86,150	0.7%
Maintenance, materials and repairs	56,408	51,485	9.6%
Other rentals and landing fees	29,065	29,288	(0.8%)
Ground handling	25,940	23,945	8.3%
Outside services	16,591	17,384	(4.6%)
Marketing and distribution	11,515	6,981	64.9%
Depreciation and amortization	8,788	6,096	44.2%
Special charges	22,119	—	nm
Other operating expenses	29,000	36,571	(20.7%)

	490,974	438,374	12.0%

Operating Income / (Loss)	(43,798)	(42,730)	2.5%

Nonoperating Income / (Expense):
Impairment charges on investment	(5,231)	—	nm
Interest expense	(2,515)	(1,785)	40.9%
Interest income	1,399	4,652	(69.9%)
Capitalized interest	263	378	(30.4%)
Equity investments loss, net	(378)	(283)	33.6%
Other, net	1,531	69	nm

	(4,931)	3,031	nm

Income / (Loss) before Income Taxes	(48,729)	(39,699)	22.7%
Income Tax Benefit / (Expense)	16,999	13,295	27.9%

Net Income / (Loss)	$(31,730)	$(26,404)	20.2%

Basic Earnings / (Loss) per Common Share	$(0.62)	$(0.49)	26.5%

Diluted Earnings / (Loss) per Common Share	$(0.62)	$(0.49)	26.5%

Shares Used in Computing Basic Earnings / (Loss) per Common Share	51,329	54,021	(5.0%)
Shares Used in Computing Diluted Earnings / (Loss) per Common Share	51,329	54,021	(5.0%)

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ExpressJet Reports 2Q 2008 Results/Page 5

EXPRESSJET HOLDINGS, INC. AND SUBSIDIARIES
FINANCIAL SUMMARY
(In thousands, except per share data)
	Six Months Ended June 30,

	2008	2007	Increase/ (Decrease)

Operating Revenue
Passenger	$872,896	$792,457	10.2%
Ground handling and other	22,448	15,746	42.6%

	895,344	808,203	10.8%

Operating Expenses:
Wages, salaries and related costs	223,434	211,819	5.5%
Aircraft fuel and related taxes	193,949	127,224	52.4%
Aircraft rentals	173,516	170,734	1.6%
Maintenance, materials and repairs	112,053	100,038	12.0%
Other rentals and landing fees	58,752	57,665	1.9%
Ground handling	51,952	48,170	7.9%
Outside services	33,310	32,276	3.2%
Marketing and distribution	23,406	9,901	nm
Depreciation and amortization	17,426	12,609	38.2%
Special charges	22,119	—	nm
Other operating expenses	64,208	66,156	(2.9%)

	974,125	836,592	16.4%

Operating Income / (Loss)	(78,781)	(28,389)	nm

Nonoperating Income / (Expense):
Impairment charges on investment	(18,892)	—	nm
Interest expense	(4,871)	(3,585)	35.9%
Interest income	3,762	8,546	(56.0%)
Capitalized interest	663	553	19.9%
Equity investments loss, net	(1,062)	(382)	nm
Other, net	1,610	11	nm

	(18,790)	5,143	nm

Income / (Loss) before Income Taxes	(97,571)	(23,246)	nm
Income Tax Benefit / (Expense)	34,533	7,009	nm

Net Income / (Loss)	$(63,038)	$(16,237)	nm

Basic Earnings / (Loss) per Common Share	$(1.23)	$(0.30)	nm

Diluted Earnings / (Loss) per Common Share	$(1.23)	$(0.30)	nm

Shares Used in Computing Basic Earnings / (Loss) per Common Share	51,303	53,988	(5.0%)
Shares Used in Computing Diluted Earnings / (Loss) per Common Share	51,303	53,988	(5.0%)

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ExpressJet Reports 2Q 2008 Results/Page 6

EXPRESSJET HOLDINGS, INC. AND SUBSIDIARIES
PRELIMINARY STATISTICS

Three Months Ending June 30, 2008	Contract(1)	Branded	System

Revenue Passenger Miles (millions)	2,254	503	2,773
Available Seat Miles (ASM) (millions)	2,812	710	3,556
Passenger Load Factor	80.2%	70.8%	78.0%
Block Hours	190,362	40,951	233,256
Departures	99,466	21,390	122,041
Stage Length	583	666	598

Six Months Ending June 30, 2008	Contract(1)	Branded	System

Revenue Passenger Miles (millions)	4,266	1,001	5,303
Available Seat Miles (ASM) (millions)	5,431	1,524	7,031
Passenger Load Factor	78.6%	65.7%	75.4%
Block Hours	371,544	88,617	465,133
Departures	193,129	45,792	242,165
Stage Length	580	667	595

                (1)  Excludes charter since statistics on charter aircraft do not provide meaningful data for forecasting and are not reviewed by management.

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ExpressJet Reports 2Q 2008 Results/Page 7

Non-GAAP Financial Measures
	Three Months Ended June 30,

	2008	2007

Net Income Reconciliation:
Net income / (loss)	$(31.7)	$(26.4)
Adjustments for special charges / (gains) net of tax:
Add: Realized loss from special charges (1)	14.4	—
Add: Realized loss from impairment charge (2)	3.4	—

Net income / (loss) excluding special charges (3)	$(13.9)	$(26.4)

Earnings / (Loss) Per Share Reconciliation:
Diluted earnings / (loss) per share	$(0.62)	$(0.49)
Adjustments for special charges / (gains) net of tax	0.35	—

Diluted earnings / (loss) per share, excluding special charges (3)	$(0.27)	$(0.49)

(1)

During the second quarter of 2008, we recognized special charges including an $8.3 million, net of taxes, impairment of goodwill related to the original capacity purchase agreement with Continental Airlines, a $5.6 million, net of taxes, impairment charge to write off certain capital assets, and a $0.5 million, net of taxes, charge related to previously disputed base closure costs associated with the original capacity purchase agreement with Continental Airlines.

(2)

During the second quarter of 2008, we determined that the carrying value of our investment in Wing Holding, LLC was fully impaired.  This non-recurring charge of $3.4 million, net of taxes, was recognized as a decrease to our investment balance and a corresponding equity loss.

(3)	By excluding special non-recurring items, these financial measures provide management and investors the ability to measure and monitor ExpressJet’s performance on a consistent year-over-year basis.

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ExpressJet Reports 2Q 2008 Results/Page 8

Non-GAAP Financial Measures
	Six Months Ended June 30,

	2008	2007

Net Income Reconciliation:
Net income / (loss)	$(63.0)	$(16.2)
Adjustments for special charges / (gains) net of tax:
Add: Realized loss from special charges (1)	14.3	—
Add: Realized loss from impairment charge (2)	12.2	—

Net income / (loss) excluding special charges (3)	$(36.5)	$(16.2)

Earnings / (Loss) Per Share Reconciliation:
Diluted earnings / (loss) per share	$(1.23)	$(0.30)
Adjustments for special charges / (gains) net of tax	0.52	—

Diluted earnings / (loss) per share, excluding special charges (3)	$(0.71)	$(0.30)

(1)

During the second quarter of 2008, we recognized special charges including an $8.3 million, net of taxes, impairment of goodwill related to the original capacity purchase agreement with Continental Airlines, a $5.6 million, net of taxes, impairment charge to write off certain capital assets, and a $0.4 million, net of taxes, charge related to previously disputed base closure costs associated with the original capacity purchase agreement with Continental Airlines.

(2)

During the first quarter of 2008, we determined that our investment in auction rate securities was other-than-temporarily impaired and recognized a realized loss, net of taxes, of $8.8 million.  During the second quarter of 2008, we determined that the carrying value of our investment in Wing Holding, LLC was fully impaired.  This non-recurring charge of $3.4 million, net of taxes, was recognized as a decrease to our investment balance and a corresponding equity loss.

(3)	By excluding special non-recurring items, these financial measures provide management and investors the ability to measure and monitor ExpressJet’s performance on a consistent year-over-year basis.

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